                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' in the Registration Statement on Form S-3 and related Prospectus of Winstar Communications Inc. for the registration of 4,000,000 shares of its Series D 7% Senior Cumulative Convertible Preferred Stock Due 2010 and 8,077,575 shares of its Common Stock and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Midcom Communications Inc. as of Decemebt 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Current Report on Fomr 8-K/A of Winstar Communications, Inc. dated February 5, 1998, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP
Detroit, Michigan


June 17, 1998